Exhibit 4.12

Execution Version

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is dated as of December 2, 2014 by and among Zosano Pharma Corporation, a Delaware corporation formerly named ZP Holdings, Inc. (the “Company”), and the entities listed on Exhibit A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”).

In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Authorization; Sale of Notes.

1.1. Authorization. The Company has duly authorized the sale and issuance, pursuant to the terms of this Agreement, of unsecured, subordinated Convertible Promissory Notes in the form attached hereto as Exhibit B in the aggregate principal amount of up to $2,000,000 (each, a “Note” and collectively, the “Notes”). The term “Closing” shall apply to each of the Initial Closing and the Second Closing (each as defined below) unless otherwise specified. The date of such Closing is referred to herein as the “Closing Date.”

1.2. Use of Proceeds. The Company will use the proceeds from the sale of the Notes for working capital and other general corporate purposes.

2. Closings.

2.1. Initial Closing. Subject to the terms and conditions of this Agreement, the initial closing of the sale and purchase of Notes under this Agreement (the “Initial Closing”) shall take place at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, MA 02210-2600 (or remotely via the exchange of documents and signatures) simultaneously with the execution and delivery of this Agreement by the Company and all of the Purchasers. At the Initial Closing, the Company shall deliver a Note to each Purchaser in the original principal amount set forth next to such Purchaser’s name on Exhibit A attached hereto under the heading “Initial Closing Original Principal Amount,” and each Purchaser shall pay to the Company the purchase price therefor, which shall be equal to such original principal amount.

2.2. Second Closing. After the Initial Closing and conditional upon the Company and the Purchasers having agreed to proceed with the Second Closing, the Company and the Purchasers shall participate in the closing of the sale and purchase of additional Notes under this Agreement (the “Second Closing”). The Second Closing shall take place on the date that the Company and the Purchasers shall agree. At the Second Closing, the Company shall deliver a Note to each Purchaser in the original principal amount set forth next to such Purchaser’s name on Exhibit A attached hereto under the heading “Second Closing Original Principal Amount,” and each Purchaser shall pay to the Company the purchase price therefor, which shall be equal to such original principal amount.

3. Certain Terms of the Notes.

3.1. Maturity; Prepayment. Each Note shall be due and payable on the earlier of: (a) June 1, 2017 (the “Maturity Date”); (b) the occurrence of an Event of Default (as defined in Section 3.5 below); or (c) the date that is thirty days following the closing of the Company’s first firm commitment underwritten initial public offering pursuant to a registration statement filed under the Securities Act (as defined below and such offering, an “IPO”) unless such Note is converted into equity securities in connection with such offering. Notwithstanding the immediately preceding sentence, (i) the Company may accelerate and repay any portion of the outstanding principal and/or interest balance of the Notes, at a time of its choosing (including in the absence of an Event of Default or prior to the Maturity Date) only upon the prior written consent of the Requisite Noteholders (as defined below), and (ii) if any portion of the Senior Debt (as defined in the Subordination Agreement (as defined in Section 3.6 below)) remains outstanding on the date the Notes are due and payable, then the Company’s failure to pay any amount under the Notes during the time period from such date through the date that the Senior Debt is paid in full shall not constitute an Event of Default or a violation or breach of the Notes or this Agreement, and shall not cause additional interest to accrue on the Notes at any higher default rate that may be provided for therein or herein.

3.2. Interest. The principal balance of the Notes will bear simple interest at a rate of eight percent (8%) per annum. All unpaid and accrued interest and any other amounts payable pursuant to the Notes shall be due and payable on the Maturity Date.

3.3. Payments. Any payments on the Notes (including any permitted pre-payments made in accordance with Section 3.1) will be made in proportion to the outstanding principal amount each such Note represents relative to the aggregate outstanding principal amount of all Notes.

3.4. Automatic Conversion.

(a) Upon a Qualified Financing. Upon the closing of a Qualified Financing (as defined in Section 3.6 below), the principal and all unpaid and accrued interest on each Note shall automatically convert into that number of shares of the equity securities issued in such Qualified Financing (the “Qualified Financing Securities”) equal to the quotient of (i) the outstanding principal amount of such Note and all unpaid and accrued interest divided by (ii) the Discounted Qualified Financing Price (as defined in Section 3.6 below). The Purchasers agree in connection with the conversion of the Notes in accordance with this Section 3.4(a) to execute all necessary documents in connection with such Qualified Financing reasonably requested of the Purchasers and executed by all other participants in such Qualified Financing (such documents, the “Financing Documents”), including executing a definitive securities purchase agreement and such other financing agreements as shall be agreed upon by the Company or its ultimate parent, as the case may be, and the other investors participating in such Qualified Financing.

(b) Upon a Sale of the Company. The Company shall notify the holders of the Notes of the closing of a Sale Transaction (as defined in Section 3.6 below) at least ten (10) days prior to the expected date of closing of such Sale Transaction. Such notice shall include any information generally provided by the Company to the holders of the common stock, $0.0001 par value per share, of the Company (“Common Stock”) in connection with the Sale Transaction, if any, and such other information as reasonably requested by the Purchasers. Upon the closing of such Sale Transaction, each Purchaser shall be entitled to receive in respect of such Purchaser’s Note and in preference to the holders of Common Stock, an amount equal to any unpaid interest on the Note plus three times (3X) the outstanding principal balance of such Note.

(c) Effect of Conversion. Upon conversion of any Note pursuant to this Section 3, provided in the case of a conversion pursuant to Section 3.4(a) that the securities issued upon such conversion are duly and validly issued, fully-paid and are nonassessable, the Company (and its ultimate parent, if any) will be forever released and discharged from all of its obligations and liabilities under such Note, including without limitation the obligation to pay the principal amount and accrued interest thereon. No fractional shares shall be issuable by the Company or its ultimate parent, as applicable, upon conversion of any Note pursuant to Section 3.4(a). In lieu of any fractional share which would otherwise be issuable upon conversion of any Note pursuant to Section 3.4(a), the Company or its ultimate parent, as applicable, shall pay the holder of such Note an amount in cash equal to the product of (i) such fraction multiplied by (ii) the Discounted Qualified Financing Price. Upon conversion of each Note, the holder thereof shall surrender such Note, duly endorsed, at the principal offices of the Company; provided, however, that upon the closing of the Qualified Financing, each Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. Following such surrender, the Company or its ultimate parent, as applicable, will, at its expense, (i) in the case of a conversion pursuant to Section 3.4(a), issue and deliver to such holder a certificate or certificates for the securities to which such holder is entitled as a result of such conversion in accordance with Section 3.4(a) and a check payable to such holder for any cash amounts payable in lieu of any fractional share in accordance with this Section 3.4(c), or (ii) in the case of a conversion pursuant to Section 3.4(b), issue and deliver, or cause to be issued and delivered, to such holder a check payable to such holder for the cash amount payable in respect of such Note in accordance with Section 3.4(b).

3.5. Events of Default. Each of the following shall constitute an “Event of Default,” unless waived by the holders of Notes representing at least sixty percent (60%) of the principal amount then outstanding on all of the Notes (the “Requisite Noteholders”):

(a) the failure by the Company to pay any amount due hereunder within five (5) days of the due date thereof;

(b) the appointment of a receiver of any property, the assignment or trust mortgage for the benefit of creditors, the commencement of any kind of voluntary or involuntary insolvency proceedings under any bankruptcy or other law relating to the relief of debtors, or the entry of an order for relief with respect to the Company in any proceeding pursuant to the United States Bankruptcy Code, as amended;

(c) a final judgment or judicial order for the payment of money in excess of $250,000 (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of thirty days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty days after issue or levy; or

(d) the Company shall fail to observe or perform in any material respect any covenant, obligation, condition or agreement contained in this Agreement or any Note (other than those otherwise specified in this Section 3.5) and such failure shall continue for twenty (20) days after the Company’s receipt of written notice to the Company of such failure.

3.6. Definitions. For purposes of this Agreement:

(a) “Discounted Qualified Financing Price” shall mean the price that is equal to 85% of the lowest per share price at which the shares of Qualified Financing Securities are to be sold in the Qualified Financing (not including any discounts applicable as a result of the Notes).

(b) “Qualified Financing” shall mean an equity financing consummated on or prior to March 31, 2015 involving the sale of equity securities of the Company (or equity securities of the ultimate parent of the surviving entity of a merger to which the Company is a party that does not constitute a Sale Transaction) to one or more institutional investors primarily for capital-raising purposes and resulting in aggregate gross proceeds to the Company (or such ultimate parent) of at least $25,000,000 (which threshold may be waived in connection with an equity financing with aggregate gross proceeds less than such amount (but in any case not less than $4,000,000) upon the written consent of the Requisite Noteholders in which case such equity financing shall constitute a Qualified Financing notwithstanding the amount of such equity financing), excluding the outstanding principal amount of the Notes to be converted into Qualified Financing Securities upon the closing of such financing.

(c) “Sale Transaction” shall have the meaning given to such term in the Stockholder Rights and Voting Agreement, dated as of April 26, 2012, by and among the Company, the Purchasers and certain other of the Company’s stockholders.

(d) “Subordination Agreement” shall mean the Subordination Agreement of even date herewith among Hercules Technology Growth Capital, Inc., a Maryland corporation, the Company, ZP Opco, Inc., a Delaware corporation formerly named Zosano Pharma, Inc. and wholly owned subsidiary of the Company, and the Purchasers, in the form attached hereto as Exhibit C.

4. Representations and Warranties of the Company. The Company represents and warrants to each Purchaser as of the Closing Date that:

4.1. Corporate Organization and Authority. The Company:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

(c) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Company.

4.2. Corporate Power. The Company has all requisite legal and corporate power and authority to execute, perform and deliver this Agreement, to sell and issue the Notes hereunder, and to carry out and perform its obligations hereunder.

4.3. Due Authorization and Execution. The execution and delivery of this Agreement and the Notes by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the Notes to be issued at the Closing have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.

4.4. Capitalization. The capitalization of the Company as of the date hereof is set forth in Exhibit D attached hereto. The equity securities (“Equity Securities”) of the Company have the respective rights, preferences and privileges set forth in the Company’s certificate of incorporation and bylaws, as amended, in effect on the date hereof. All of the outstanding Equity Securities of the Company have been duly authorized and are validly issued, fully paid and nonassessable. Except as expressly referenced herein or as set forth in Exhibit D, there are as of the date of this Agreement no options, warrants or other convertible securities or rights to purchase Equity Securities of the Company authorized, issued or outstanding, and the Company is not obligated in any other manner to issue shares of its Equity Securities. The offer and sale of all Equity Securities of the Company issued before the Closing Date complied with or were exempt from registration or qualification under all applicable federal and state securities laws.

4.5. No Conflict. The execution and delivery of this Agreement and the Notes by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby will not be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a violation of or a default under any provision of the Company’s certificate of incorporation or bylaws, or instrument, judgment, order, writ, decree, contract, rule, statute, regulation or agreement to which the Company is a party or by which it is bound, or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets, property or revenue of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

4.6. Governmental Filings. Assuming the accuracy of the representations made by the Purchasers in Section 5 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.

5. Representations, Warranties, and Covenants of each Purchaser. Each Purchaser represents and warrants to and covenants with the Company as follows:

5.1. Authorization. When executed and delivered by the Purchaser, and assuming execution and delivery by the Company, this Agreement will constitute a valid and binding obligation of the Purchaser, enforceable against such Purchaser in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.

5.2. Brokers and Finders. The Purchaser has not retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

5.3. Investment. The Purchaser is acquiring the Note as well as any shares of the Qualified Financing Securities (collectively, the “Securities”) for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing any Securities. By executing this Agreement, the Purchaser further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any Securities.

5.4. No Public Market. The Purchaser understands and acknowledges that the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to one or more exemptions under the Securities Act, including without limitation the exemption provided by Section 4(a)(2) thereof, and that the Company’s reliance upon such exemption is predicated upon the Purchaser’s representations as set forth in this Agreement. The Purchaser further understands that no public market now exists for any of the securities issued by the Company and that the Company has given no assurances that a public market will ever exist for the Company’s securities.

5.5. Experience; Etc. The Purchaser represents that he, she or it: (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of a prospective investment in the Note being purchased by the Purchaser; (b) believes that he, she or it has received all the information requested from the Company that might be necessary or appropriate for deciding whether to obtain the Note; (c) has had the opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management; (d) has the ability to bear the economic risks of this investment; and (e) is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss on this investment.

5.6. Accredited Investor. The Purchaser qualifies as an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act.

5.7. Investment Representations, Warranties and Covenants by Non-United

States Persons. Each Purchaser who is a Non-U.S. person (as defined in Section 5.7(d) below) hereby represents and warrants to the Company as follows:

(a) This Agreement is made by the Company with the Purchaser, who is a Non-U.S. person, in reliance upon such Non-U.S. person’s representations, warranties and covenants made in this Section 5.7.

(b) Such Non-U.S. person has been advised and acknowledges that:

(i) the Securities have not been, and when issued, will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country;

(ii) in issuing and selling the Securities to such Non-U.S. person pursuant hereto, the Company is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(a)(2) under the Securities Act;

(iii) it is a condition to the availability of the Regulation S “safe harbor” that the Securities not be offered or sold in the United States or to a U.S. person until the expiration of a one-year “distribution compliance period” (or a six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) following the date of issuance; and

(iv) notwithstanding the foregoing, prior to the expiration of the one-year “distribution compliance period” (or six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) after the date of issuance (the “Restricted Period”), the Securities may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person.

(c) As used herein, the term “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia, and the term “U.S. person” (as defined in Regulation S) means:

(i) a natural person resident in the United States;

(ii) any partnership or corporation organized or incorporated under the laws of the United States;

(iii) any estate of which any executor or administrator is a U.S. person;

(iv) any trust of which any trustee is a U.S. person;

(v) any agency or branch of a foreign entity located in the United States;

(vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and

(viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(d) As used herein, the term “Non-U.S. person” means any person who is not a U.S. person or is deemed not to be a U.S. person under Rule 902(k)(2) of the Securities Act.

(e) Such Non-U.S. person agrees that with respect to the Securities, until the expiration of the Restricted Period:

(i) such Non-U.S. person, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the Securities, or any beneficial interest therein in the United States or to or for the account of a U.S. person; and

(ii) notwithstanding the foregoing, the Securities may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person; and

(iii) such Non-U.S. person shall not engage in hedging transactions with regard to the Securities unless in compliance with the Securities Act.

The foregoing restrictions are binding upon subsequent transferees of the Securities, except for transferees pursuant to an effective registration statement. Such Non-U.S. person agrees that after the Restricted Period, the Securities may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities laws.

(f) Such Non-U.S. person has not engaged, nor is it aware that any party has engaged, and such Non-U.S. person will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Securities.

(g) Such Non-U.S. person: (i) is domiciled and has its principal place of business outside the United States; (ii) certifies it is not a U.S. person and is not acquiring the Securities for the account or benefit of any U.S. person; and (iii) at the time of the date of the Closing, the Non-U.S. person or persons acting on Non-U.S. person’s behalf in connection therewith will be located outside the United States.

(h) At the time of offering to such Non-U.S. person and communication of such Non-U.S. person’s order to purchase the Securities, and at the time of such Non-U.S. Person’s execution of this Agreement, the Non-U.S. person or persons acting on Non-U.S. person’s behalf in connection therewith were located outside the United States.

(i) Such Non-U.S. person is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(j) Such Non-U.S. person acknowledges that the Company shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section 5.7 and shall transfer such Securities on the books of the Company only to the extent consistent therewith.

In particular, such Non-U.S. person acknowledges that the Company shall refuse to register any transfer of the Note not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

6. Legends and Restrictions on Transfer.

6.1. Securities Act. The Securities shall bear such restrictive legends as required by the Financing Documents, including, without limitation, a legend substantially in the following form:

“THE SECURITIES REPRESENTED HEREBY AND ANY SECURITIES ISSUED UPON CONVERSION HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND THE REGISTRATION, QUALIFICATION AND FILING REQUIREMENTS OF ALL APPLICABLE JURISDICTIONS HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION, QUALIFICATION AND FILING IN ALL SUCH JURISDICTIONS.”

6.2. No Transfer. No Purchaser may sell or transfer any Note without the prior written consent of the Requisite Noteholders, except to any affiliated fund, investment vehicle, partner or limited partner or equity holder of such Purchaser; provided, however, that any sale or transfer of any Note shall be subject to Section 9.6 thereof requiring the assignee or transferee of the Note to first become a party to the Subordination Agreement. A Purchaser that transfers a

Note shall promptly notify the Company of such transfer. The Company shall not transfer or assign its obligations under any Note without the prior written consent of the Requisite Noteholders (except as set forth in Section 8.1).

7. Amendment to 2013 and 2014 Note Purchase Agreements. In accordance with Section 7.7 of the Note Purchase Agreement dated as of September 9, 2013 among the Company, the Purchasers, ProQuest Investments IV, L.P. and ProQuest Management LLC, as amended to date (the “2013 Purchase Agreement”), and Section 8.7 of the Note Purchase Agreement dated as of February 26, 2014 among the Company and the Purchasers, as amended to date (the “2014 Purchase Agreement”), the Purchasers, as the Requisite Noteholders (as defined in each of the 2013 Purchase Agreement and the 2014 Purchase Agreement), and the Company hereby amend the definition of the term “Qualified Financing” in Section 3.6(b) of each of the 2013 Purchase Agreement and the 2014 Purchase Agreement by deleting “December 31, 2014” from such definition and replacing it with “March 31, 2015”.

8. Miscellaneous.

8.1. Successors and Assigns. Subject to the restrictions on transfers of the Notes set forth in Section 6.2, this Agreement shall be assignable by any party without the written consent of the other parties hereto; provided, however, that a merger to which the Company is a party shall not be considered an assignment requiring consent for purposes of Section 6.2; provided, further, that the Company may assign the Notes without the consent of the other parties hereto to any individual or entity that acquires control of the stock, all or substantially all assets or business of the Company, or to the surviving entity of a merger to which the Company is a party or the entity that controls such surviving entity. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.2. Survival of Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing.

8.3. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the conflicts of law provisions thereof. The Purchaser consents to service of process in any such action by certified or registered mail, return receipt requested. The Purchaser consents to the jurisdiction of such courts over the Purchaser, stipulates the convenience, efficiency and fairness of proceeding in such courts, and covenants not to allege or assert the inconvenience, inefficiency or unfairness of proceeding in such courts.

8.5. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent by overnight courier, facsimile or e-mail, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

(a) If to the Company:

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, CA 94555

Attn: President and CEO

Fax: (510) 952-4632

with a copy to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210-2600

Attn: Jeffrey Quillen, Esq.

Fax: (617) 832-7000

(b) If to a Purchaser, at the address set forth beneath the Purchaser’s name on Exhibit A attached hereto, or at such other address as may have been furnished in writing by such Purchaser to the Company.

Notices provided in accordance with this Section 8.5 shall be deemed delivered (i) upon personal delivery with signature required, (ii) one Business Day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required), (iii) upon confirmation of successful transmission of a facsimile message containing such notice if sent before 5 p.m., local time of the recipient, on any Business Day, and as of 9 a.m. local time of the recipient on the next Business Day if sent thereafter, or (iv) three Business Days after deposit in the United States mail. The term “Business Day” as used in this Section 8.5 shall mean any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the State of California or New York.

8.6. Complete Agreement. This Agreement (including the Exhibits hereto and the issued Notes) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

8.7. Amendments and Waivers. This Agreement and each Note may be amended, modified, or terminated, and the observance of any term of this Agreement may be waived, with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Requisite Noteholders; provided, however, that no such amendment, modification or waiver shall be effective to the extent such amendment, modification or waiver adversely affects the rights of any holder of a Note in a manner different from those of such consenting holders (other than differences related to the different principal amounts of the Notes) without the consent of each such differently affected holder. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8.8. Counterparts; Facsimile Signatures; Expenses. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall for all purposes constitute one and the same Agreement. A signature of any party to this Agreement transmitted by facsimile, electronic mail (including pdf) or other electronic means shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The Company shall pay on demand all reasonable fees and expenses, including reasonable attorney’s fees and expenses, in connection with the preparation, execution and delivery of this Agreement and the Notes up to a maximum amount of $10,000.

8.9. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

8.10. Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first written above.

ZOSANO PHARMA CORPORATION

By:	/s/ Vikram Lamba
Name: Vikram Lamba
Title: President and CEO

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership, its general partner

By:	/s/ Louis S. Citron
Name: Louis S. Citron
Title: Chief Legal Officer

BMV DIRECT SOTRS LP

By:	BioMed Realty Holdings, Inc., its general partner

By:	/s/ Brian Wolfe
Name: Brian Wolfe
Title: Assistant Secretary

Signature Page to Note Purchase Agreement

EXHIBIT A

Schedule of Purchasers

Name and Address	Initial Closing Original Principal Amount	Second Closing Original Principal Amount
BMV Direct SOTRS LP 17190 Bernardo Center Drive San Diego, CA 92128 Attn: Corporate Legal Fax No.: (858) 485-9843	$708,278.09	$354,404.71
New Enterprise Associates 12, Limited Partnership c/o New Enterprise Associates 1954 Greenspring Drive, Suite 600 Timonium, MD 21093 Attn: Louis Citron, General Counsel Fax No.: (410) 842-4100	$624,721.91	$312,595.29
Total:	$1,333,000	$$667,000

EXHIBIT B

Form of Subordinated Convertible Promissory Note

[see attached]

THE SECURITIES REPRESENTED HEREBY AND ANY SECURITIES ISSUED UPON CONVERSION HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT AND THE REGISTRATION, QUALIFICATION AND FILING REQUIREMENTS OF ALL APPLICABLE JURISDICTIONS HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR THAT THE PROPOSED TRANSACTION WILL BE EXEMPT FROM REGISTRATION, QUALIFICATION AND FILING IN ALL SUCH JURISDICTIONS.

THE HOLDER OF THIS NOTE ACKNOWLEDGES AND UNDERSTANDS THAT THIS NOTE IS SUBJECT TO THE SUBORDINATION AGREEMENT (AS DEFINED BELOW).

8% SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$[ ]	[Date]

FOR VALUE RECEIVED, ZOSANO PHARMA CORPORATION, a Delaware corporation formerly named ZP Holdings, Inc. (the “Company”), hereby promises to pay to the order of [            ] (the “Payee”), the principal amount of [            ] Dollars ($[            ]) upon the earliest to occur of: (i) an Event of Default; (ii) the date that is thirty days following an IPO; or (iii) the Maturity Date, unless earlier converted in accordance with Section 5 below and subject to Section 6 below.

This unsecured Note is one of a series of Notes that are being issued pursuant to a Note Purchase Agreement, dated as of December 2, 2014, by and among the Company and the Purchasers named therein, including the Payee (as it may be amended from time to time, the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement. Each Note ranks equally and ratably with the other Notes without priority over one another. Any payments on the Notes (including any pre-payments made in accordance with Section 3) will be made in proportion to the outstanding principal amount each such Note represents relative to the aggregate outstanding principal amount of all Notes.

This Note is subject to that certain Subordination Agreement dated as of December 2, 2014 (the “Subordination Agreement”) among Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”), the Company, ZP Opco, Inc., a Delaware corporation formerly named Zosano Pharma, Inc. and wholly owned subsidiary of the Company (“Opco”), and the Purchasers, a copy of which is on file at the principal office of the Company and which is being entered into pursuant to that certain Loan and Security Agreement dated as of June 3, 2014 between Hercules and Opco.

1. Interest. The principal balance of this Note outstanding from time to time shall bear simple interest at a rate of eight percent (8%) per annum. Such interest shall accrue and shall be due and payable in arrears (together with principal) on the Maturity Date, subject to Sections 3, 4, 5 and 6 below.

2. Payments. Payment of principal and interest shall be made in lawful money of the United States of America in immediately available funds at the address of the Payee set forth below, or at such other place as the holder hereof shall have designated to the Company in writing.

3. Prepayment. The Company may accelerate and repay any portion of the outstanding principal and/or interest balance of this Note at a time of its choosing (including in the absence of an Event of Default or prior to the Maturity Date) only upon the prior written consent of the Requisite Noteholders.

4. Events of Default. Upon the occurrence of any Event of Default, the entire unpaid principal balance of this Note and all unpaid accrued interest hereunder shall become immediately due and payable without notice or demand.

5. Conversion.

5.1. Qualified Financing. Upon the closing of a Qualified Financing, the principal balance of this Note and any and all accrued and unpaid interest shall automatically convert into shares of Qualified Financing Securities at the Discounted Qualified Financing Price, and the Payee shall execute all necessary documents in connection with such Qualified Financing, subject to and all as more fully described in the Purchase Agreement.

5.2. Sale Transaction. Upon the closing of a Sale Transaction, the Payee shall be entitled to receive in respect of this Note certain consideration as more fully described in the Purchase Agreement.

6. Subordinated Debt. Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, if any portion of the Senior Debt (as defined in the Subordination Agreement) remains outstanding on the date this Note is due and payable, then the Company’s failure to pay any amount under this Note or the Purchase Agreement during the time period from such date through the date that the Senior Debt is paid in full shall not constitute an Event of Default or a violation or breach of this Note or the Purchase Agreement, and shall not cause additional interest to accrue hereon at any higher default rate that may be provided for herein or therein.

7. New Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company will issue a new promissory note, of like tenor and amount and dated the original date of this Note, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the holder thereof agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.

8. Officers and Directors Not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

9. Miscellaneous.

9.1. The undersigned and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest and notice of every kind and assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral available to the Payee, if any, and to the additions or releases of any other parties or persons primarily or secondarily liable.

9.2. By accepting this Note, the Payee and each subsequent holder of this Note acknowledges and agrees that all payments under this Note shall be expressly subordinate in right of payment and otherwise to any present or future debt obligation of the Company to any bank or other institutional lender, including, but not limited to, the Senior Debt (as defined in the Subordination Agreement) and the BioMed Indebtedness (as defined below) and to any present or future indebtedness on account of trade payables evidenced by secured promissory notes. Upon request by the Company, the Payee and each subsequent holder of this Note agrees to confirm this subordination relationship to any such bank or institutional lender in a form reasonably acceptable to or required by such bank or other institutional lender. The “BioMed Indebtedness” shall mean any and all indebtedness that may exist from time to time pursuant to that certain Secured Promissory Note, dated as of April 26, 2012, between the Company and BMV Direct SOTRS LP (as assignee of BioMed Realty Holdings, Inc.) or any successor of transferee thereto, including any amendment, modification, continuation or replacement thereof.

9.3. The provisions of this Note shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws.

9.4. Notwithstanding anything herein to the contrary, payment of any interest, expense or other amount shall not be required if such payment would be unlawful. In any such event, this Note shall automatically be deemed amended so that interest charges and all other payments required hereunder, individually and in the aggregate, shall be equal to but not greater than the maximum permitted by law.

9.5. This Note may be amended or modified, and any provision of this Note may be waived, only with the written consent of the Company, on the one hand, and either (a) the holder hereof or (b) the Requisite Noteholders, on the other hand; provided, however, that in the case of clause (b), no such amendment, modification or waiver shall be effective without the written consent of the holder hereof to the extent such amendment, modification or waiver adversely affects the rights of the holder of this Note in a manner different from those of the holders of the other Notes (other than differences related solely to the different principal amounts of the Notes). Any amendment effected in accordance with the immediately preceding sentence shall be binding upon the Company, the Payee and each transferee of this Note.

9.6. This Note may not be assigned or transferred without first having the assignee or transferee hereof become a party to the Subordination Agreement.

9.7. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Note as an instrument under seal as of the date first above written.

ZOSANO PHARMA CORPORATION

By:
Name: Vikram Lamba
Title: President and CEO

EXHIBIT C

Subordination Agreement

[see attached]

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of December 2, 2014 (this “Agreement”), by and among the parties listed on Exhibit A hereto (each a “Creditor” and collectively, the “Creditors”), ZP OPCO, INC. (f/k/a Zosano Pharma, Inc.) (“Borrower”), ZOSANO PHARMA CORPORATION (f/k/a ZP Holdings, Inc.) (“Parent”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (the “Lender”).

Recitals

A. Borrower has requested and/or obtained a loan in the principal amount of $4,000,000.00 (the “Senior Loan”) from Lender which is or will be from time to time secured by assets and property of Borrower pursuant to the terms of that certain Loan and Security Agreement dated as of June 3, 2014 by and between Borrower and Lender, as the same may be amended from time to time (the “Senior Loan Agreement”). Capitalized terms not otherwise defined herein shall have the same meaning as in the Senior Loan Agreement.

B. Creditors have extended loans or other credit accommodations to Borrower, Parent and/or ZP Group, LLC (“Group” and collectively with Borrower and Parent, the “Zosano Group”), and/or may extend loans or other credit accommodations to the Zosano Group from time to time, subject to the terms of this Agreement.

C. In order to induce Lender to amend the Senior Loan Agreement to increase the credit facility available to Borrower and make the other changes requested by Borrower and Parent to be evidenced in that certain First Amendment to Loan and Security Agreement dated after the date hereof, and, at any time or from time to time, at Lender’s option, to make such further loans or other credit accommodations to or for the account of Borrower, and grant such renewals or extensions of the Senior Loan as Lender may deem advisable, Creditors are willing to subordinate the Subordinated Debt (as defined below) to the Senior Debt (as defined below), on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. The term “Senior Debt” shall mean all obligations of any of Borrower to Lender, now existing or hereafter arising, under the Senior Loan Agreement and/or any other related documents governing, evidencing or securing the Senior Loan (collectively, “Senior Debt Documents”), together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any Bankruptcy, reorganization or similar proceeding. The term “Senior Security Interest” shall mean any security interest in or lien on the “Collateral” (as defined in the Senior Loan Agreement) in favor of Lender arising from the Senior Debt.

2. The term “Subordinated Debt” shall mean all obligations of any of the Zosano Group to any Creditor, now existing or hereafter arising, under (a) the Note Purchase Agreement dated as of December 2, 2014, executed by Parent in favor of the Creditors (the “NPA”), and (b) the series of related 8% Subordinated Convertible Promissory Notes dated even date therewith issued to the Creditors in the principal amount of up to $2,000,000.00 (the “Subordinated Notes”). The NPA and the Subordinated Notes are collectively referred to herein as the “Subordinated Debt Documents.” The term “Subordinated Security Interest” shall mean any security interest in or lien, if any, on the Collateral in favor of the Creditors, or any of them, arising from the Subordinated Debt.

3. All Subordinated Debt is subordinated in right of payment to the Senior Debt. Creditor subordinates to the Senior Security Interest the Subordinated Security Interest, if any. Notwithstanding the respective dates of attachment or perfection of the Subordinated Security Interest, if any, and the Senior Security Interest, the Senior Security Interest shall at all times be prior to the Subordinated Security Interest. Creditor acknowledges that it will not be entitled to receive payment of the Subordinated Debt when due if, at the time such payment is required, any portion of the Senior Debt remains outstanding.

4. Each Creditor represents and warrants to Lender that, other than such Creditor, there are no Affiliates of Creditor to whom Borrower, Parent or Group owe any Indebtedness, except:

(a) in the case of BMV Direct SOTRS LP, pursuant to (i) the Lease dated as of May 1, 2007, as amended by the First Amendment to Lease dated as of June 20, 2008, the Second Amendment to Lease dated as of October 16, 2008, the Third Amendment to Lease dated as of April 29, 2011, the Fourth Amendment to Lease dated as of July 31, 2011, and the Fifth Amendment to Lease dated as of April 1, 2012, between BMR-34790 Ardentech Court LP, a Delaware limited partnership (“Landlord,” as successor in interest to BMR-34790 Ardentech Court LLC), and Borrower, which is guaranteed by the Guaranty dated as of April 1, 2012, executed by Parent in favor of Landlord (collectively, the “Lease Documents”), (ii) the Secured Promissory Note dated as of April 26, 2012 executed by Parent originally in favor of BioMed Realty Holdings, Inc., a Maryland corporation (“BMR”), in the principal amount of $8,556,533.00, together with the agreements securing such note, including the (A) LLC Pledge Agreement, dated as of April 26, 2012 executed by Borrower originally in favor of BMR (the “LLC Pledge Agreement”), (B) the Intellectual Property Security Agreement dated as of April 26, 2012 executed by Parent originally in favor of BMR, and (C) the Security Agreement dated as of April 26, 2012 executed by Parent originally in favor of BMR, all of which have been assigned to BMV DIRECT SOTRS LP, a Delaware limited partnership, and collectively are referred to as the “BMV Debt”; (iii) the Note Purchase Agreement dated as of September 9, 2013 (the “2013 NPA”) among Parent, BMV Direct

SO LP, a Delaware limited partnership (“BMV SO”), BMV Direct SOTRS LP, a Delaware limited partnership (“BMV SOTRS”), ProQuest Investments IV, L.P., ProQuest Management LLC, and New Enterprise Associates 12, Limited Partnership (“NEA”), the 8% Subordinated Convertible Promissory Note in the principal amount of $303,372.00 dated as of September 9, 2013 by Parent in favor of BMV SO, the 8% Subordinated Convertible Promissory Note in the principal amount of $991,047.43 dated as of September 9, 2013 by Parent in favor of BMV SOTRS, and other related agreements (collectively, the “2013 BMV Notes”); and (iv) the Note Purchase Agreement dated as of February 26, 2014 (the “February 2014 NPA”) among Parent, BMV SO, BMV SOTRS and NEA, the 8% Subordinated Convertible Promissory Note in the principal amount of $249,000.00 dated as of February 26, 2014 by Parent in favor of BMV SO, the 8% Subordinated Convertible Promissory Note in the principal amount of $1,069,709.23 dated as of February 26, 2014 by Parent in favor of BMV SOTRS, and other related agreements (collectively, the “February 2014 BMV Notes”); and

(b) in the case of NEA, (i) the 2013 NPA and the 8% Subordinated Convertible Promissory Note in the principal amount of $1,159,532.21 dated as of September 9, 2013 by Parent in favor of NEA (the “2013 NEA Note”) and (ii) the February 2014 NPA and the 8% Subordinated Convertible Promissory Note in the principal amount of $1,181,290.77 dated as of February 26, 2014 by Parent in favor of NEA the “February 2014 NEA Note”);.

For purposes of this Agreement, in no event shall the Subordinated Debt include any of the Lease Documents, the BMV Debt, the 2013 NPA or the Indebtedness owed pursuant thereto (including the 2013 BMV Notes and the 2013 NEA Note), or the February 2014 NPA or the Indebtedness owed pursuant thereto (including the February 2014 BMV Notes and the February 2014 NEA Note), as such obligations are subordinated pursuant to separate agreements.

5. Without Lender’s written consent, each Creditor agrees that it will not demand or receive from Borrower, Parent or Group (and Borrower and Parent agrees not to pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will such Creditor exercise any remedy with respect to the Collateral, nor will such Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower or Parent, for so long as any portion of the Senior Debt remains outstanding, provided, however, that each Creditor may convert any part of the Subordinated Debt (other than Subordinated Debt owed to such Creditor by Group) into equity securities of Borrower in accordance with the terms of the Subordinated Notes.

6. Each Creditor shall promptly deliver to Lender in the form received (except for endorsement or assignment by such Creditor, where required by Lender) for application to the Senior Debt any payment, distribution, transfer of property or proceeds received by such Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

7. In the event of Borrower’s, Holding’s or Group’s insolvency, reorganization or any case or proceeding under any Bankruptcy or insolvency law or laws relating to the relief of debtors, this Agreement shall remain in full force and effect, and Lender’s claims arising from the Senior Debt against Borrower and Parent and the respective estates of Borrower and Parent, to the extent that such claims have priority over the Subordinated Debt under this Agreement, shall be paid in full before any payment with respect to the Subordinated Debt is made to any Creditor.

8. For so long as any of the Senior Debt remains unpaid, each Creditor irrevocably appoints Lender as such Creditor’s attorney-in-fact, and grants to Lender a power of attorney with full power of substitution in the name of such Creditor or in the name of Lender for the use and benefit of Lender, without notice to such Creditor, to perform at Lender’s option the following acts in any Bankruptcy, insolvency or similar proceeding involving Borrower, Parent and/or Group:

(a) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of any Creditor if such Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Lender elects, in its sole discretion, to file such claim or claims; and

(b) To accept or reject any plan of reorganization or arrangement on behalf of any Creditor and to otherwise vote any Creditor’s claims in respect of any Subordinated Debt in any manner that Lender deems appropriate for the enforcement of its rights hereunder.

9. Section 5 of this Agreement shall automatically terminate and be of no further force or effect upon the occurrence of the Termination Date (defined below). “Termination Date” means the earlier to occur of ninety (90) days following Lender’s acceleration of the Senior Debt and October 1, 2017 (the “Enforcement Period”), provided however, that the Termination Date shall be extended if (and for so long as) at the time the Enforcement Period would otherwise terminate, Lender is, in good faith, diligently pursuing Material Enforcement Actions. If Borrower becomes subject to a bankruptcy proceeding under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) prior to the occurrence of the Termination Date, the Termination Date shall be extended to a date ninety (90) days following the effective date of the removal or lifting of any restriction imposed by the Bankruptcy Code which prohibits or materially restricts Lender from enforcing its rights against Borrower or Borrower’s property (the “Post-Bankruptcy Enforcement Period”), provided however, that the Termination Date shall be extended for so long as and if immediately prior to the expiration of the Post-Bankruptcy Enforcement Period, Lender is, in good faith, diligently pursuing Material Enforcement Actions. For the purposes of this Section 9, the following would constitute diligent pursuit of Material Enforcement Actions: the solicitation of bids from third parties to conduct the liquidation of any material portion of the Collateral; the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling any material portion of the Collateral; the initiation of any action to take physical possession of or to exercise dominion or control over (other than cash dominion) any material portion of the Collateral; the notification of all or substantially all account debtors to make payments to Lender in respect of Accounts comprising Collateral; or the commencement of any legal proceedings or actions against or with respect to any material portion of the Collateral.

10. Each Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt.

11. Subject to Section 9 hereof, this Agreement shall remain effective for so long as the Lender has any obligation to make disbursements or credit extensions to Borrower under the Senior Debt Documents or Borrower owes any amounts to Lender under the Senior Debt Documents. If, at any time after payment in full of the Senior Debt, any payments of the Senior Debt must be disgorged by Lender for any reason (including, without limitation, the Bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made, and each Creditor shall immediately pay over to Lender all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, with notice to Creditors but without Creditors’ consent, Lender may take such actions with respect to the Senior Debt as Lender, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount as allowed herein, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of the Senior Debt Documents, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect Lender’s rights hereunder.

12. Creditors hereby consent to the incurrence by the Borrower of the Senior Debt.

13. This Agreement shall bind and benefit any successors or assignees of each Creditor and any successors or assigns of Lender. This Agreement is solely for the benefit of Creditors and Lender and not for the benefit of Borrower, Parent, Group or any other party. Creditors further agree that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Lender makes a request of Creditors, Creditors shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

14. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

15. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated herein shall be resolved by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a mutually acceptable referee or, if none is selected, then a referee chosen by the Presiding Judge of the California Superior Court for Santa Clara County, provided this provision shall not restrict any party from seeking to enforce any prejudgment remedies.

16. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditors are not relying on any representations by Lender or any of the Zosano Group in entering into this Agreement, and each Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of the Zosano Group. This Agreement may be amended, modified, or terminated, and the observance of any term of this Agreement may be waived, with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Lender and a majority in interest of the Creditors based on amount of the outstanding Subordinated Debt, provided, however, that no such amendment, modification or waiver shall be effective to the extent such amendment, modification or waiver adversely affects the rights of any Creditor in a manner different from the consenting Creditors (other than differences related to the different principal amounts of the Subordinated Notes) without the consent of each such differently affected Creditor.

17. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Lender”

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation

Signature:
Print Name:	Ben Bang
Title:	Associate General Counsel

“Borrower”

ZP OPCO, INC.

Signature:

By:

Title:

“Parent”

ZOSANO PHARMA CORPORATION

Signature:

By:

Title:

[CREDITOR SIGNATURE PAGE FOLLOWS]

“Creditors”

BMV DIRECT SOTRS LP

By:	BioMed Realty Holdings, Inc., its general partner

Signature:

By:

Title:

NEW ENTERPRISES ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership, its general partner

Signature:

By:

Title:

EXHIBIT A

CREDITORS

BMV DIRECT SOTRS LP

NEW ENTERPRISES ASSOCIATES 12,

LIMITED PARTNERSHIP

EXHIBIT D

Capitalization

Authorized shares of Common Stock:             30,000,000

Outstanding shares of Common Stock:           5,140,359 as follows:

Name of Stockholder	Number of Shares Owned

ALZA Corporation	1,763

Mahmoud Ameri	4

James Barrett	5

BMV Direct SO LP	454,243

BMV Direct SOTRS LP	1,579,573

Joseph Bravo	1,497

Peter Daddona	318,787

Allan Encarnacion	83

HBM BioCapital (EUR) L.P.	97

HBM BioCapital (US) L.P.	33

HBM BioVentures (Cayman) Ltd.	523

Vikram Lamba	631,250

Laurie Liu	1

Jim Mellers	2

NEA Ventures 2006, Limited Partnership	4

New Enterprise Associates 12, Limited Partnership	1,793,881

Nomura Phase4 Ventures L.P.	196,880

Gary Otake	4

Elaine Peters	2

ProQuest Investments IV, L.P.	160,848

ProQuest Management LLC	1

Asha Ramdas	2

John Richard	7

Suzanne Schlesinger	729

Gail Schulze	116

Thorsten von Stein	11

Cedric Wright	1

Greg Yedinak	12

The Company has reserved 566,027 shares of Common Stock for issuance pursuant to the terms of its 2012 Stock Incentive Plan. Options to purchase [524,138] of such shares have been granted and are outstanding.

Pursuant to that certain Note Purchase Agreement dated as of September 9, 2013 by and among the Company and the purchasers named therein, the Company issued (and there are currently outstanding) Convertible Promissory Notes in an aggregate original principal amount of $3,033,723.04, which Convertible Promissory Notes automatically convert into equity securities of the Company upon the closing of a Qualified Financing (as defined therein) as more fully described in such Note Purchase Agreement.

Pursuant to that certain Note Purchase Agreement dated as of February 26, 2014 by and among the Company and the purchasers named therein, the Company issued (and there are currently outstanding) Convertible Promissory Notes in an aggregate original principal amount of $2,500,000, which Convertible Promissory Notes automatically convert into equity securities of the Company upon the closing of a Qualified Financing (as defined therein) as more fully described in such Note Purchase Agreement.

The Company and Hercules Technology Growth Capital, Inc. (“Hercules”) are parties to a Warrant Agreement dated as of June 3, 2014 pursuant to which Hercules has the right as of the date of this Agreement to purchase 31,674 shares of Common Stock.

Under Section 8.1 of the Loan and Security Agreement dated as of June 3, 2014 between Hercules and ZP Opco, Inc., Hercules or its assignee or nominee has the right to participate in an amount of up to $1,000,000 in the Company’s first sale of its equity securities after June 3, 2014.

Under Section 8.2 of the Loan and Security Agreement dated as of June 3, 2014 between Hercules and ZP Opco, Inc., Hercules has the right to convert up to $500,000 of the principal amount of the $4,000,000 term loan made by Hercules thereunder in the Company’s first sale of its equity securities after June 3, 2014.

Note: All share numbers in this Exhibit D give effect to the 1-for-4 reverse split of the Common Stock effected on July 11, 2014.